UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: June 30, 2005

TAGALDER GLOBAL INVESTMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-51041	98-0436982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
c/o First Asia Finance Group Limited Room 3505-06, 35th Floor Edinburgh Tower, The Landmark 15 Queen’s Road Central, Hong Kong
(Address of Principal Executive Office)

Registrant’s Telephone Number, including area code: 852-2736-2111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 – TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

 The Agreement for Share Exchange dated June 27, 2005 by and among Tagalder Global Investment, Inc., a Delaware corporation (the “Company”) (formerly known as Golden Media, Inc.), Tagalder C3 Holdings, Inc., a British Virgin Islands corporation (“Tagalder”), and the shareholders of Tagalder (the “Shareholders”) was terminated on June 30, 2005.  The termination was completed pursuant to the terms of a Cancellation Agreement entered into by all of the parties as of September 30, 2005 after the parties determined that cancellation of the share exchange was in their mutual best interest.  As a result of termination of the Agreement for Share Exchange, the share exchange transaction between the parties, which was originally completed as of June 30, 2005, was rescinded and cancelled retroactively to its effective date.

Under the terms of the Cancellation Agreement, the Company conveyed and transferred to the Shareholders a total of 1,000 shares of stock of Tagalder then held by the Company in exchange for the transfer and conveyance to the Company of a total of 50,000,000 of its shares then held by the Shareholders.   The 50,000,000 shares returned to the Company were immediately cancelled and returned to the status of authorized but unissued shares.

ITEM 5.03 – AMENDMENTS TO ARTICLES OF INCORPORATION; CHANGE IN FISCAL YEAR

On June 14, 2005 the Company filed an 8k announcing a change of the Company’s fiscal year from September 30 to June 30.  The Company is hereby retroactively restating its fiscal year to September 30.   In conjunction with its retroactive restatement of its fiscal year, the Company intends to file reports that coincide with its restated year for all periods in which the Company did not file reports.

ITEM 9.01 – FINANCIAL STATEMENTS AND EXHIBITS

(c)

The following exhibits are filed as part of this Current Report on Form 8-K:

2.3

Cancellation Agreement dated September 30, 2005, by and among Tagalder Global Investment, Inc., a Delaware corporation, Tagalder C3 Holdings, Inc., a BVI corporation, and the individual shareholders of Tagalder C3 Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Tagalder Global Investment, Inc. (Registrant)

Date: November 1, 2006	/s/ Chun Ka Tsun, Chief Executive Officer